UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2012

Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5000 Walzem Rd.
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 8, 2012, Rackspace US, Inc., the US operating subsidiary of Rackspace Hosting, Inc. (the “Company” or “Rackspace”), announced the appointment of Chris Cochran as its interim General Manager, Enterprise. Mr. Cochran replaces Jim Lewandowski, Rackspace's Senior Vice President and General Manager, Enterprise and a named executive officer of the Company, who has announced his plans to leave the Company to pursue other interests.

Mr. Cochran joined Rackspace in 2008 and is moving from his current role as Vice President, Strategy, where he has been responsible for corporate strategy and transformation initiatives. Previously, Mr. Cochran helped launch the Rackspace Enterprise Services group, where he was responsible for the delivery of Fanatical Support®, the Company's unique brand of customer service, to the Company's largest and most complex enterprise customers. Prior to Enterprise Services, Mr. Cochran launched and served as General Manager for the Rackspace Managed Colocation business. Before coming to Rackspace, Mr. Cochran worked for Electronic Data Systems in various strategy and operations roles, including as an enterprise account executive.

Mr. Lewandowski has stepped down from the position of Senior Vice President and General Manager, Enterprise effective October 8, 2012, but he will continue to work as a full-time employee until November 12, 2012 in order to assist with the leadership transition.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date:	October 9, 2012	By:	/s/ Alan Schoenbaum
Alan Schoenbaum
Senior Vice President, General Counsel and Secretary